Exhibit 23.1

Ernst & Young LLP Suite 1200 400 West Market Street Louisville, KY 40202	Tel: +1 502 585 1400 Fax: +1 502 584 4221 ey.com

June 26, 2020

Ms. Sharla Cook
Vice President, Finance & Accounting
Better Choice Company Inc.
164 Douglas Rd East
Oldsmar, Florida 34677

Dear Ms. Cook:

Enclosed is a manually signed copy of our consent to the use of our report on the consolidated financial statements of Better Choice Company Inc. as of December 31, 2019, and for the year then ended. Please retain this letter and the enclosure in your files as evidence of our authorization to include the attached consent in your Amendment No. 2 to the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission on June 26, 2020.

If you have any questions regarding the form or use of this report, please call me.

Regards,

/s/ Ritu Furlan
Ritu Furlan
Partner

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 1, 2020, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-234349) and related Prospectus of Better Choice Company Inc. for the registration of 67,192,367 shares of its common stock.

/s/ Ernst & Young LLP

Louisville, KY June 26, 2020